    Exhibit
      No.              Title
      ---              -----

      11               COMPUTATION OF PER SHARE EARNINGS


                           National Datacomputer, Inc.
          Statement recomputation of net income (loss) per common share


                                                             -----------     -----------
                                                               June 30,        June 29,
                                                                 1998            1997
                                                             -----------     -----------
Net loss, as reported                                        $  (438,374)    $  (837,216)

Preferred stock preference items:

Discount inherent in conversion terms of Series C and D
     convertible preferred stock upon issuance                   (46,602)             --

Warrant                                                         (214,000)             --

Interest on Series B, C and D convertible preferred stock       (205,500)       (199,250)
                                                             -----------     -----------

Total preferred stock preference item                           (466,102)       (199,250)

Net loss attributable to common stockholders                 $  (904,476)    $(1,036,466)
                                                             -----------     -----------

Weighted average shares outstanding                            1,771,383       1,262,266
                                                             ===========     ===========

Net loss  per share                                          $     (0.51)    $     (0.82)
                                                             ===========     ===========

Note: Due to the Company's net loss, no exercises of options or conversions or preferred stock have been assumed, all such items would be anti-dilutive.